Exhibit 10.4

DEBT PAYMENT AGREEMENT

THIS DEBT PAYMENT AGREEMENT (this “Agreement”) is made as of December 4, 2013, by and between Zenosense, Inc. (the “Company”) and B. Alejandro Vasquez (“Vasquez”).

WHEREAS, the Company owes Vasquez an outstanding payable of $146,536 (“Debt”).

WHEREAS, the Company has agreed to pay Vasquez the outstanding payable of $146,536 in shares of the Company’s Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.
Vasquez hereby acknowledges that 366,340 shares of Common Stock of the Company, par value $0.001 per share (the “Shares”), will be issued to him in full payment and satisfaction of the outstanding payable of $146,536.  Upon the issuance of the Shares, any and all obligations of the Company in connection with its obligation to Vasquez shall be extinguished.

2.	Zenosense, Inc. and Vasquez intend and agree that the fair market falue of the Shares be equal to $146,536.

3.
Vasquez acknowledges that he is a sophisticated investor and as an officer and director is able to assess the risk of investing in Zenosense, Inc., which is currently a “shell company” as defined in Rule 144.  Vasquez further acknowledges that the Shares are being issued as restricted stock and therefore, will bear a standard Securities Act of 1933 legend. Vasquez understands that it may have to hold the stock for an indefinite period of time because of the restricted nature of the Shares.

IN WITNESS WHEREOF, the Company and [  ] have caused this Agreement to be executed and delivered as of the date and year first above written.

ZENOSENSE, INC.

By: /s/ B Alejandro Vasquez

Name: B. Alejandro Vasquez
Title: President and CEO

/s/ B. Alejandro Vasquez
_____________________________________________
B. Alejandro Vasquez